EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Information:

Contact:

Michael Doherty

Phone:

(949) 673-1907

E-mail:	mdoherty@trestlecorp.com

UNIVERSITY OF LOUISVILLE UTILIZES TRESTLE’S MEDREACH TELEMEDICINE
PRODUCT FOR IMPROVED PATIENT CARE AND RESIDENT TRAINING

NEWPORT BEACH, Calif., Jan. 15, 2004 –Trestle Holdings Inc., (OTCBB.TLHO), a supplier of tissue imaging and network medicine applications, announced that the Company has installed its telemedicine product, MedReach, at the Department of Pediatrics of the University of Louisville (UOL) School of Medicine.  The Department of Pediatrics consists of nearly 100 full-time faculty members representing the full-range of pediatric subspecialty services.

Using the Company’s telemedicine product, MedReach, patients at T.J. Samson Community Hospital located in Glasgow, KY, and affiliated with UOL, will now have access to pediatric specialty care without having to drive 100 miles to Louisville.  MedReach provides real-time integrated medical data sharing among physicians and patients while enabling the remote examination, diagnosis, and treatment of patients.

Dr. Gerard Rabalais, chief of infectious disease and vice chairman for administrative affairs, Department of Pediatrics, UOL, said,  “We are delighted to make this new state-of-the-art telemedicine service available to our colleagues in Glasgow, and wish to thank the Louisville-based Crusade for Children for providing the funding for this innovative project.”

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TRESTLE LAUNCHES TELEMEDICINE PROJECT WITH UOL

“We are thrilled to have the opportunity to deploy MedReach as part of the University’s telemedicine program,” said Michael Doherty, Chairman of Trestle Holdings Inc. “What is most exciting is the idea of helping parents and children obtain some of the specialty services they need, but might not otherwise receive without the assistance of telemedicine initiatives. We look forward to being a part of the University’s project to strengthen the quality of the community’s healthcare services.”

Additionally, UOL is utilizing MedReach as part of their residency program at T.J. Samson Family Medicine Center, also located in Glasgow, to prepare residents with resources that will enable them to excel in their individual practices.  According to Dr. R. Brent Wright, residency program director, UOL/Glasgow Family Medicine Residency, “A big issue in Kentucky is finding physicians who are willing to build their practices in medically underserved areas.  Recruiting and relocating a physician is a time consuming and costly undertaking.  The hope of telemedicine is that populations with minimal to absent health care can receive an improved quality of life through technology.”

For more information about Trestle Corporation and its tissue imaging and network medicine applications, please visit the Company’s Web site at www.trestlecorp.com.

About Trestle Holdings, Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company’s products, MedReach, MedMicro and MedScan, link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables new collaboration and data analysis methods, improves the pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products, MedMicroTM and MedScanTM, have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  MedMicro, the Company’s live microscopy product, allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. MedScan, the Company’s second generation imaging product, performs high-speed whole glass slide digitization.  MedScan facilitates image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, MedScan enables improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  Trestle’s integrated telemedicine product, MedReach™, allows scientists, physicians and other medical professionals around the world to service more patients. MedReach uses proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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